Exhibit 2.1

JOINDER AGREEMENT

This JOINDER AGREEMENT, made and entered into as of March 2, 2023 (this “Joinder Agreement”), by and among Ace Global Business Acquisition Limited, a British Virgin Islands business company (“Parent”), LE Worldwide Limited, a British Virgin Islands business company (the “Company”), ACBA Merger Sub I Limited, a British Virgin Islands business company and wholly owned subsidiary of the Parent (“Purchaser”) and ACBA Merger Sub II Limited, a British Virgin Islands business company and wholly owned subsidiary of Purchaser (“Merger Sub”). Reference is made to that certain agreement and plan of merger (the “Merger Agreement”), dated as of December 23, 2022, entered into by and between Parent and the Company. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, Purchaser was formed on December 28, 2022 for the sole purpose of the merger of Parent with and into Purchaser, in which Purchaser will be the surviving entity;

WHEREAS, Merger Sub was formed on December 29, 2022 for the sole purpose of merging with and into the Company, with the Company being the surviving entity and becoming a wholly-owned subsidiary of Purchaser;

WHEREAS, pursuant to Section 7.10 of the Merger Agreement, Purchaser and Merger Sub are required to execute and deliver this Joinder Agreement;

WHEREAS, the parties hereto desire to execute this Joinder Agreement pursuant to which each of Purchaser and Merger Sub shall become party to the Merger Agreement; and

WHEREAS, the parties hereto desire to modify solely those provisions of the Merger Agreement as expressly set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder Agreement hereby agree as follows:

1. Agreement to be Bound. Each of Purchaser and Merger Sub hereby agrees that upon execution of this Joinder Agreement, it shall become a party to the Merger Agreement and shall be fully bound by, and subject to, all of the covenants, terms, representations, warranties, rights, obligations and conditions of the Merger Agreement as though an original party thereto. Each of Parent and the Company consent to such joinder and the resulting amendment to the Merger Agreement.

2. Successors and Assigns. This Joinder Agreement shall be binding upon, enforceable by and inure to the benefit of the parties and their respective successors and assigns.

3. Entire Agreement. This Joinder Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof and, except as expressly provided in this Joinder Agreement or the Merger Agreement, supersedes all prior negotiations, representations or agreements, either oral or written, with respect to such subject matter.

4. Counterparts. This Joinder Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement. This Joinder Agreement may be executed and delivered by facsimile or electronic transmission.

5. Governing Law. This Joinder Agreement and any claim, controversy or dispute arising under or related to this Joinder Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly within such State (including in respect of the statute of limitations or other limitations period applicable hereto), and without regard to the conflicts of laws principles thereof. Any dispute relating to this Agreement shall be resolved in accordance with the Dispute Resolution provisions set forth in Article XIII of the Merger Agreement.

6. Headings. The headings contained in this Joinder Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be effective as of the date first written above.

PARENT:

Ace Global Business Acquisition Limited, a British Virgin Islands business company

By:	/s/ Eugene Wong
Name:	Eugene Wong
Title:	CEO and Chairman of the Board

COMPANY:

LE Worldwide Limited, a British Virgin Islands business company

By:	/s/ Lo Yeung Man Teddy
Name:	Lo Yeung Man Teddy
Title:	CEO

PURCHASER:

ACBA Merger Sub I Limited, a British Virgin Islands business company

By:	/s/ Eugene Wong
Name:	Eugene Wong
Title:	Sole Director

MERGER SUB:

ACBA Merger Sub II Limited, a British Virgin Islands business company

By:	/s/ Eugene Wong
Name:	Eugene Wong
Title:	Sole Director